Exhibit 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of March 2, 2006, by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, a South Carolina domiciled insurance company (“State Auto P&C”), and State Automobile Mutual Insurance Company, an Ohio domiciled mutual insurance company (“State Auto Mutual”), and Robert P. Restrepo, Jr. (“Executive”). State Auto Financial, State Auto Mutual and each of their respective wholly owned subsidiaries and insurer affiliates, present and future, are hereinafter collectively referred to as “State Auto.”

Background Information

WHEREAS, State Auto P&C is the principal operating, wholly owned subsidiary of State Auto Financial and the employer of record of all employees of State Auto, and State Auto Financial is a majority owned subsidiary of State Auto Mutual, while State Auto Mutual is the ultimate controlling person in the State Auto holding company system; and

WHEREAS, as a result of the Executive’s dual role, as described below, in serving State Auto Financial, State Auto Mutual and the other State Auto companies, it is appropriate that this Employment Agreement be entered into among State Auto P&C, State Auto Financial, State Auto Mutual and Executive; and

WHEREAS, State Auto desires to employ Executive as the Chairman of the Board and Chief Executive Officer and, effective as of March 3, 2006, President of State Auto;

WHEREAS, Executive desires to accept such employment on the terms and conditions set forth below.

Statement of Agreement

NOW, THEREFORE, in consideration of such employment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I Definitions.

Capitalized terms used herein which are not defined herein shall have the meanings ascribed to such terms in the Executive Agreement dated the same date as this Agreement between State Auto Financial, State Auto Mutual and Executive (the “Executive Agreement”), a copy of the form of which is attached hereto as Exhibit A and incorporated herein by this reference.

Article II Actions by State Auto Boards.

On or prior to the Commencement Date (as defined below), each respective State Auto Board of Directors and applicable committees thereof shall take such actions as may be necessary or appropriate to elect Executive as a director of such State Auto company and to elect Executive to the offices of Chairman and Chief Executive Officer and, effective as of March 3, 2006, President of such State Auto company.

Article III Employment Duties and Term.

(A) Duties.

Executive shall perform the duties of the offices of Chairman of the Board and Chief Executive Officer and effective March 3, 2006, President of State Auto as described in the Bylaws or the Code of Regulations, as applicable, of each State Auto company, as well as such other duties and services requested or directed by any State Auto Board of Directors, consistent with Executive’s offices herein. Executive shall devote the Executive’s full time and attention and best efforts to the performance of such duties. Executive shall serve as an officer of State Auto so long as Executive shall be duly elected by the respective State Auto Boards of Directors at any time or times during the term of this Agreement.

(B) Term.

The initial term of this Agreement shall be for a period commencing on March 2, 2006 (“Commencement Date”), and ending on March 1, 2009, unless terminated at an earlier date pursuant to an event described in Article V of this Agreement (referred to hereafter as the “Employment Period”). This Agreement may be renewed at the end of any term hereof for additional one-year terms, upon the mutual written consent of the parties hereto. It is understood and agreed that if Executive desires to renew the Agreement at such time on terms substantially similar to those set forth herein, but State Auto does not, that shall constitute a termination without cause as defined in Article V(E) below. It is further understood and agreed that if State Auto desires to renew the Agreement at such time on terms substantially similar to those set forth herein but Executive does not, that shall constitute a voluntary termination by Executive under Article V(C) below. It is further understood that in the event State Auto and Executive agree that Executive is to perform his duties for a period not to exceed sixty (60) days following the expiration of the Agreement, that shall not effect a waiver of any right Executive might have to severance benefits otherwise contemplated by the terms of this Agreement.

Article IV Compensation.

State Auto agrees to pay to Executive and Executive agrees to accept the following amounts as compensation in full for Executive’s services in any capacity hereunder or in the performance of other like duties assigned to Executive by the Board of Directors of State Auto:

(A) Base Compensation.

During the Employment Term, State Auto shall pay to Executive a base salary (the “Base Salary”) in the amount of Six Hundred Thousand ($600,000) Dollars per year, payable in accordance with State Auto’s general policies and procedures for payment of compensation to its salaried personnel, plus such increases in annual base compensation that the Compensation Committee of the Board of Directors of State Auto Financial (the “STFC Compensation Committee”) may authorize as provided herein. The compensation of Executive shall be reviewed by the STFC Compensation Committee no less often than once each calendar year during the Employment Term and any renewal terms hereof and may be increased by the STFC Compensation Committee as it determines in the good faith exercise of its business judgment based on such factors as the STFC Compensation Committee deems appropriate. In no event shall the Base Salary be less than the Base Salary set forth above; provided, however, that this restriction may be suspended by the STFC Compensation Committee if the STFC Compensation Committee and Executive mutually agree, on the basis of such commercially reasonable factors as each deems appropriate in the good faith exercise of their respective business judgment, that imposing such suspension is in the best interests of State Auto Financial (“Exigent Circumstances”).

(B) Participation in State Auto’s Incentive Cash Compensation Plans.

(1)

The STFC Compensation Committee shall provide a cash incentive bonus arrangement (the “Arrangement”) for Executive with an incentive bonus target equal to no less than 100% of the Executive’s then current Base Salary. It is contemplated that 75% of the Arrangement shall be “performance-based compensation,” as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and payable based upon the achievement of peer comparison and/or other performance goals determined by the STFC Compensation Committee and 25% of the Arrangement shall be payable at the discretion of the STFC Compensation Committee. For the 2006 calendar year, Executive shall receive no less than 25% of the bonus target for the Arrangement for that year. Such payment shall be made as of June 1 or as soon as administratively practicable thereafter, but in no event, later than December 31st of the year in which the bonus calculation is completed. The performance goals and other terms and conditions of the Arrangement shall be determined and approved annually by the STFC Compensation Committee and communicated to Executive at such time of approval. The terms of the Arrangement may be amended from time to time by the STFC Compensation Committee. It is understood and agreed that the bonus compensation potential from the Arrangement, as it may be amended by the STFC Compensation Committee for subsequent calendar year periods, shall not be less than the bonus compensation potential available to Executive under the Arrangement in effect for Executive on the date of this Agreement, provided that this restriction may be suspended due to Exigent Circumstances, provided Executive and the STFC Compensation Committee mutually agree that such Exigent Circumstances exist.

(2)

Executive shall participate in the State Auto Quality Performance Bonus Plan (“QPB Plan”) or any similar cash incentive compensation plan generally made available to executives of State Auto, so long as State Auto continues to offer the QPB Plan or a similar plan to such executives. It is understood and agreed that the QPB Plan or any similar cash incentive compensation plan may be amended, suspended or terminated by State Auto at any time. The QPB Plan requires the employee to have completed two full calendar quarters of service to be eligible for a bonus under the QPB Plan. Since Executive will not be eligible for a bonus under the QPB Plan until the performance period beginning in October 2006, Executive shall be paid an additional bonus equal to the amount of the bonus under the QPB Plan he would have received had he been eligible to receive such a bonus, if such a bonus is actually earned during the first, second or third quarters of 2006.

(C) Upfront Compensation.

Within five business days of the execution of this Agreement by the parties hereto, Executive shall receive a cash payment in the amount of Four Hundred Thousand ($400,000) Dollars. In addition, Executive shall receive 10,500 common shares of STFC which shall be subject to restrictions on transfer until March 2, 2009 (the “restricted shares”) and an equity award of options to purchase 30,000 common shares of STFC at such shares fair market value (as of the date this Agreement is executed), of which options to purchase 15,000 common shares of STFC will represent additional consideration in contemplation of Executive’s lost opportunities in long term plans sponsored by his former employer. The grant of the restricted shares and options shall be made pursuant to the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan and the terms set forth in separate Equity Plan Award Agreements, which are incorporated herein by this reference, as partial consideration of the benefits and compensation from Executive’s previous employer which Executive has forgone by accepting employment with State Auto.

(D) Relocation Expenses.

State Auto shall reimburse Executive for the expenses he and his family incurs in relocating to Columbus, Ohio, including but not limited to moving expenses, temporary additional living expenses while Executive continues to own his current principal residence and such other programs and reimbursements State Auto makes available to its current employees who relocate as part of their employment (except that State Auto will not provide to Executive the Selling Your Current Home elements of State Auto’s relocation benefit), all as described in State Auto’s Employee Reference Guide. Executive agrees to reimburse State Auto for relocation expenses State Auto paid based on the following schedule, if Executive voluntarily terminates his employment within two years from the Commencement Date: voluntary termination within one year of the Commencement Date - 100% reimbursement; voluntary termination after more than one year but less than two years from the Commencement Date - 50% reimbursement.

(E) Long Term Incentive Compensation Plan

It is understood and agreed that the STFC Compensation Committee intends to design a long term incentive compensation plan (the “Long Term Plan”) that would be applicable to Executive and certain other executives of State Auto. If and when implemented by the STFC Compensation Committee, Executive shall have the right to participate in the Long Term Plan on the terms and conditions determined and approved by the STFC Compensation Committee.

(F) Participation in Retirement Plan and Rights Under Other Agreements.

(1)

Executive shall be entitled to participate in the following plans: (a) any State Auto employee stock purchase plan; (b) the State Auto Insurance Companies Employee Retirement Plan, a noncontributory, defined benefit retirement plan, qualified under Section 401(a) of the Code; (c) the State Auto Insurance Companies Capital Accumulation Plan, a defined contribution plan, qualified under Section 401(k) of the Code; and (d) any successor or similar stock purchase or retirement plans generally made available to employees of State Auto, so long as State Auto continues to offer such plans or similar plans to employees of State Auto. It is understood and agreed that the foregoing plans or any successor or similar plans may be amended, suspended, or terminated by State Auto at any time.

(2)

Executive shall be entitled to participate in State Auto’s nonqualified, unfunded, non-contributory Supplemental Executive Retirement Plan, or any successor or similar retirement plan made available to executives of State Auto, so long as State Auto continues to offer such plan or successor or similar plans to executives of State Auto. It is understood and agreed that the foregoing plan or any successor or similar plans may be amended, suspended or terminated by State Auto at any time. It is further understood and agreed that during the rest of the calendar year 2006, the STFC Compensation Committee will work with the Executive to develop and implement a pension supplement and no later than December 31, 2006, this Agreement will be amended to reflect the terms of such plan,

(3)

Executive shall be entitled to participate in the Amended and Restated Equity Incentive Compensation Plan or any successor or additional equity based compensation plans (the “Equity Plans”) implemented by State Auto. Notwithstanding any other provision contained in the Equity Plans, in the event Executive’s employment is terminated for any reason, he shall have a period of not less than ninety (90) days in which to exercise any equity based award made pursuant to the Equity Plans, which has vested pursuant to the terms of such Equity Plans, provided, however, that the period during which such award can be exercised will be such longer period as is provided under the terms of such equity based award agreement then applicable. However, notwithstanding the foregoing, if such exercise period spans two consecutive calendar years, such exercise shall occur no later than March 15th of the second calendar year. It is understood and agreed that any Equity Plan may be amended, suspended or terminated by the STFC Compensation Committee at any time.

(G) Other Fringe Benefits.

In addition to the benefits provided for in Article IV, Executive shall receive and enjoy any and all other fringe benefits generally made available to employees of State Auto as described in State Auto’s Employee Reference Guide, in accordance with State Auto’s regular employment policies and practices. In addition, the STFC Compensation Committee and the Boards of Directors of State Auto Financial and State Auto Mutual shall have the authority to grant such additional fringe benefits and perquisites to Executive as each, in its discretion, deems appropriate. In addition, Executive shall be entitled to reimbursement for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder; provided that such reimbursement shall be in accordance with State Auto’s then existing policy regarding the same.

(H) Participation in Future Compensation, Retirement, and Fringe Benefit Plans.

In addition to the benefits provided for in Article IV, Executive shall participate in and shall also receive and enjoy such other compensation, retirement, or fringe benefits which are now or in the future generally made available to executives of State Auto.

(I) Deferred Compensation.

State Auto agrees that, if requested by Executive, it will enter into an unfunded deferred compensation agreement acceptable to Executive that conforms to existing law regarding such arrangements, including Section 409A of the Code, providing for the deferral at the election of Executive of certain compensation payable to Executive.

(J) Vacation

Executive shall be entitled to four (4) weeks of paid vacation and such other personal absence days as State Auto provides its other employees. After five years of employment, Executive shall be entitled to an additional week of paid vacation, consistent with State Auto’s employment policies and practices then in place.

Article V Termination.

(A) Disability.

If during the term of this Agreement Executive shall be unable to perform substantially his duties hereunder because of illness or other incapacity (referred to hereafter as “Disability”), and such Disability shall persist for a period of at least six (6) months in any twelve month period, State Auto shall thereafter have the right, on not less than forty-five (45) days written notice to Executive, to terminate Executive’s employment under this Agreement, in which case the date of employment termination shall be not less than the forty-fifth (45th) day following the date of written notice. In such event, in addition to any other benefits to which Executive would be entitled, State Auto shall be obligated to pay Executive his full compensation pursuant to Sections (A), (B), and (E) of Article IV hereof accruing through the date of employment termination. Thereafter, State Auto shall be obligated to pay Executive an amount equal to eighty percent (80%) of the Executive’s then-current Base Salary, less any benefits to which Executive might be entitled under State Auto’s long term disability plan described in State Auto’s Employee Reference Guide that is current as of the date of such employment termination. The compensation provided under this Section shall continue for the full period of Disability or until Executive attains age 65, whichever first occurs. A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by State Auto and Executive or, in the event of Executive’s incapacity to designate a qualified medical doctor, by Executive’s legal representative. If State Auto and Executive (or his legal representative, as the case may be) fail to agree upon a qualified medical doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability. In addition to the foregoing disability compensation described in this Article V Section (A), Executive shall continue to receive such health insurance benefits or their equivalent as he and his spouse receive on the effective date hereof, as well as such group life insurance as Executive has in place on his life, as of the date of Disability, pursuant to the terms of such plans as are generally made available to State Auto employees. Executive’s compensation and other benefits described in Article IV shall be reinstated in full upon his return to employment and the discharge of his full duties hereunder.

(B) Death.

In the event of Executive’s death during his employment hereunder, in addition to any other benefits to which any person would be entitled upon Executive’s death, State Auto shall continue to pay his then-current Base Salary for a period of twelve (12) full calendar months following the month in which his death occurs. A pro rata share of the compensation to which Executive is entitled pursuant to Article IV Section (B) and (E) hereof shall be paid pursuant to the terms of Executive’s Arrangement, the QPB Plan, and the Long Term Plan (collectively, the “Bonus Plans”), provided the bonus contemplated by any of the Bonus Plans is in fact earned under the terms of such Bonus Plan then in effect for the particular period in which Executive were to die. Said pro rata share of the bonus due under the Arrangement shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar year on the date of the Executive’s death by the denominator of 12. Said pro rata share of any bonus due under the QPB Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar quarter on the date of the Executive’s death, divided by a denominator of three (3). The pro-rata share of the payment due under the Long Term Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the then current Long Term Plan’s measurement period on the date of the Executive’s death divided by a denominator equal to the duration of the measurement period. Executive’s compensation for the period following his death shall be paid to the beneficiary indicated on the Beneficiary Designation attached hereto as Exhibit B. If either the bonus due under the QPB Plan or the bonus due under the Arrangement or the Long Term Plan is earned under Article IV Section (B) and (E), respectively, said sums will be paid to the Beneficiary as soon as practicable following the end of the calendar quarter or calendar year as the case may be following the determination by State Auto that either the bonus due under the QPB Plan or the bonus due under the Arrangement or the Long Term Plan has in fact been earned pursuant to the terms of each such bonus opportunity, but no later than March 15 following such calendar year. In addition to the foregoing, in the event of Executive’s death during his employment hereunder, Executive’s spouse shall be entitled to participate in State Auto’s fringe benefit programs as would the spouse of any other deceased State Auto employee in similar circumstances.

(C) Voluntary Termination.

Except as provided in the Executive Agreement, in the event Executive voluntarily terminates his employment, including, without limitation, Retirement initiated solely by Executive, he shall cease to receive compensation as of the date of such termination of his employment, except that to which he may then be entitled pursuant to the QPB Plan, as then in effect for executives, the Arrangement and the Long Term Plan. It is understood and agreed that as respects the QPB Plan, the Arrangement and the Long Term Plan, Executive is required to be employed by State Auto on the date such amount is paid, if he had in fact earned such bonus under the terms of the QPB Plan, the Arrangement and the Long Term Plan.

(D) Termination for Cause.

(1)

In the event that the Boards of Directors of State Auto Mutual, State Auto Financial and State Auto P&C (collectively, the “Boards”) jointly determine that this Agreement and Executive’s employment should be terminated for Cause, as defined in (2) below, Executive shall be entitled: (a) to receive payment of any Base Salary accrued through the date of termination of employment and (b) to receive the compensation to which he may be entitled pursuant to the QPB Plan, the Arrangement then in effect and the Long Term Plan, as then in effect. If the Boards decide to terminate this Agreement as provided in this Section, State Auto will give Executive thirty (30) days advance written notice of its intention to terminate this Agreement. In the event of a termination for Cause, Executive’s employment shall cease on the date the above described notice is delivered to Executive, but this Agreement will not terminate until the expiration of the notice period. It is further understood and agreed that should Executive dispute the fact that Cause, as defined herein, exists for such termination, Executive has the right to pursue a claim in Arbitration under Section 12 of the Executive Agreement for such benefits that would otherwise have been due to him under Section (E) of this Article V.

(2)

For purposes of this Section D of Article V, it is understood and agreed that Cause shall mean the following: (a) the willful and continued failure of the Executive to perform the Executive’s duties with State Auto (other than any such failure resulting from incapacity due to a Disability), after a written demand for performance is delivered to the Executive by the Boards which specifically identifies the manner in which the Boards believe that the Executive has not performed the Executive’s duties; (b) the willful engaging by the Executive in illegal conduct or gross misconduct which has a material adverse affect on State Auto, as determined by the Boards; (c) the breach of any provision of Article VII hereof which has a material adverse affect on State Auto, as determined by the Boards; or (d) the willful failure to comply with any State Auto code of conduct or code of ethics applicable to Executive, as determined by the Boards. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of State Auto. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or upon the advice of counsel for State Auto, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of State Auto.

(E) Termination without Cause.

In the event that the Boards determine that this Agreement and the employment of Executive should be terminated for a reason other than death, Disability, Retirement initiated solely by Executive, or for Cause (such reason is hereafter referred to as a “Termination Without Cause”), Executive, or his designated beneficiary, shall be entitled to his then current Base Salary and benefits under Section (G) of Article IV for twenty-four months after termination of employment. In addition, Executive shall be entitled to receive the average of the annual aggregate bonus under the QPB Plan (or its successor) earned by the Executive in each of the two calendar years immediately preceding the calendar year in which the Termination without Cause occurs and the average of the amount earned under the Executive’s Arrangement and the Long Term Plan in place in each of the two calendar years immediately preceding the calendar year in which the Termination without Cause occurs. Furthermore, in this event, any stock options granted to Executive shall vest on the termination date, notwithstanding any vesting schedule set forth in any outstanding option agreements with Executive. In addition, in this event, Executive shall be entitled: (a) to receive payment of any Base Salary accrued through the date of termination of employment and (b) to receive a pro-rated amount of compensation to which he may be entitled pursuant to the QPB Plan, the Arrangement then in effect and the Long Term Plan, as then in effect, based on the effective date of the termination described in this section (E). Such amounts shall be paid as soon as administratively practicable, but no later than March 15 of the subsequent calendar year. In addition to the foregoing, in the event of Termination without Cause, Executive shall be entitled to receive from the Companies an amount equal to the Companies’ then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by 24, plus such additional amount that represents a gross up of the taxes due for that particular amount of income.

(F) Change of Control.

In the event that State Auto shall undergo a Change of Control, as defined in the Executive Agreement, and Executive terminates his employment for Good Reason, as defined in the Executive Agreement, in lieu of any compensation otherwise provided under this Agreement, Executive shall be entitled to the benefits described in the Executive Agreement.

(G) Mitigation.

In the event that Executive voluntarily terminates his employment, as set forth in Article V Section (C) herein, or Executive’s employment pursuant to this Agreement is terminated without Cause, as set forth in Article V Section (E) herein, or Executive is terminated pursuant to a Change of Control, as set forth in Article V Section (F) herein, Executive shall have no duty to mitigate his damages by seeking other employment, and State Auto shall not be entitled to set off against amounts payable hereunder any compensation which he may receive from future employment.

(H) Specified Employee Delay.

In the event the Executive is a Specified Employee as defined in Section 409A of the Code, any payments under this Agreement due to a separation from service and subject to Section 409A of the Code shall be delayed until a date that is six months after the date of separation from service (or, if earlier, the date of death of the Specified Employee). Payments to which a Specified Employee would otherwise be entitled during the first six months following the date of separation shall be accumulated and paid as of the first date of the seventh month following the date of separation from service.

Article VI Executive’s Rights Under Certain Plans.

Notwithstanding anything contained herein, State Auto agrees that the benefits provided to Executive herein are not in lieu of any rights and privileges to which Executive may be entitled as an employee of State Auto under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that, except to the extent currently provided in such plans, Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of State Auto. If Executive shall be entitled to participate in any retirement or fringe benefit plan pursuant to the terms of this Agreement after the cessation of his employment and if the terms of any such retirement or fringe benefit plan do not permit continued participation by Executive after termination of employment, then State Auto will arrange for other coverage at State Auto’s expense providing substantially similar benefits.

Article VII Confidential Information.

Executive agrees to receive Confidential Information (as defined below) of State Auto in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon termination of his employment with State Auto, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with State Auto. For purposes of this Article VII, “Confidential Information” means information disclosed to Executive or known by State Auto, which is not generally known in the business in which State Auto is or may become engaged, including, but not limited to, information about State Auto’s services, trade secrets, financial information, customer lists, books, records, memoranda, and other proprietary information of State Auto. Executive further agrees that during the employment period he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on the behalf of a third party in any line of activities or business in which State Auto is or may become engaged. With the concurrence of the Boards, Executive may serve on the board of directors of another public company, in addition to the board of directors of State Auto Financial, if that opportunity presents itself. Executive is also not discouraged from becoming involved in community and charitable activities in Columbus, Ohio. Executive further agrees that the obligation to maintain confidentiality created by this Article VII shall continue in effect for the duration of this Agreement and for three years following the termination of Executive’s employment with State Auto, but that thereafter this obligation shall expire. Executive further agrees that for a period of one year following termination of Executive’s employment with State Auto, Executive will not engage in the property casualty insurance underwriting business as an officer, director or employee of an insurer domiciled in any state where State Auto operates which has direct written premium in excess of $1 billion as of the end of the calendar year immediately preceding the Executive’s termination of employment with State Auto. Executive also agrees that for a period of two years following termination of his employment, he shall not hire, solicit for hiring or otherwise induce any employee of State Auto to leave State Auto’s employment.

Executive agrees that money damages would not be a sufficient remedy for State Auto for any breach of this Section by Executive. Accordingly, State Auto shall be entitled to specific performance and injunctive and other equitable relief for any breach by Executive of this Section, without any showing of irreparable harm or damage or the posting of any bond. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section, but shall be in addition to all other remedies available at law or equity.

Article VIII Successors.

(A) As to State Auto.

This Agreement shall inure to the benefit of and be binding upon State Auto, its successors and assigns, including without limitation, any person, partnership, or corporation which may acquire voting control of State Auto Financial or all or substantially all of its assets and business, or which may be a party to any consolidation, merger, or other transaction that results in a Change of Control of State Auto Financial or State Auto Mutual.

(B) As to Executive.

This Agreement shall also inure to the benefit of and be binding on Executive, his heirs, successors, and legal representatives.

Article IX COBRA Continuation Coverage.

Notwithstanding any provision of this Agreement to the contrary, in the event of any qualifying event, as defined in Section 4980B(f) of Code, Executive and his qualifying beneficiaries shall be entitled to continuation of health care coverage, as provided under Section 4980B(f) of the Code. The foregoing is intended as a statement of Executive’s continuation coverage rights and is in no way intended to limit any greater rights of Executive or his qualified beneficiaries under this Agreement. If a greater benefit is available to Executive or his qualifying beneficiaries under this Agreement or otherwise, Executive or his qualified beneficiaries may forego continuation coverage and elect instead such greater benefit.

Article X Indemnification.

State Auto, as provided for in its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, and its Indemnification Agreement with Executive, shall indemnify Executive to the full extent of the general laws of the State of Ohio, now or hereafter in force, including the advance of expenses under procedures provided by such laws.

Article XI General Provisions.

(A) Entire Agreement.

This Agreement contains the entire agreement of the parties hereto with respect to the employment of Executive by State Auto, and completely supersedes any prior employment agreements or arrangements between the parties hereto. The parties hereto agree that this Agreement cannot be hereafter amended, modified, or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto. . The parties also agree that this Agreement shall be amended and/or modified as necessary to comply with Section 409A of the Code or regulations issued thereunder.

(B) Applicable Law.

This Agreement shall be governed in all respects by the laws of the State of Ohio.

(C) Notices.

All notices under this Agreement shall be in writing and will be duly given if sent by registered or certified mail to the respective parties to the addresses set forth below or such other addresses as the parties may hereafter designate in writing for such purpose:

(1)	If to either State Auto Financial, State Auto P&C or State Auto Mutual, to 518 East Broad Street, Columbus, Ohio 43215, Attention: Secretary; and

(2)	If to Executive, to the address set forth below his signature to this Agreement.

(D) Assignment.

Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Executive without the prior written consent of State Auto Mutual and State Auto Financial.

(E) Capacity.

1.

State Auto Financial, State Auto P&C and State Auto Mutual represent and warrant to Executive that they have the capacity and right to enter into this Agreement and perform all of their obligations under this Agreement without any restriction by any agreement, document, restrictive covenant, or otherwise.

2.

Executive represents and warrants to State Auto Financial, State Auto P&C and State Auto Mutual that he has the capacity and right to enter into this Agreement and perform all of his services and other obligations under this Agreement without any restriction by any agreement, document, restrictive covenant, or otherwise, except for restrictions on the disclosure of confidential or proprietary information and the solicitation of employees set forth in the Employment Agreement dated April 25, 2005, between Executive and National Grange Mutual Insurance Company, a complete copy of which has been provided by Executive to State Auto.

(F) Waiver.

The failure by a party to exercise or enforce any of the terms or conditions of this Agreement will not constitute or be deemed a waiver of that party’s rights hereunder to enforce each and every term of this Agreement. The failure by a party to insist upon strict performance of any of the terms and provisions herein will not be deemed a waiver of any subsequent default in the terms or provisions herein.

(G) Rights and Remedies Cumulative.

All rights and remedies of the parties hereunder are cumulative.

(H) Divisibility.

The provisions of this Agreement are divisible. If any such provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, and if any such provision shall be deemed invalid or unenforceable as to any periods of time, territory, or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable.

(I) Captions and Titles.

Captions and titles have been used in this Agreement only for convenience and in no way define, limit, or describe the meaning of any Article or any part thereof.

IN WITNESS WHEREOF, the parties have signed this Agreement on March 2, 2006 which is effective on the date and year first above written.

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ATTEST	State Auto Financial Corporation

/s/ John R. Lowther	By	/s/ David J. D’Antoni
John R. Lowther		David J. D’Antoni, Chair of the
Secretary		Compensation Committee

State Auto Property and Casualty Insurance Company

/s/ John R. Lowther	By	/s/ David J. D’Antoni
John R. Lowther		David J. D’Antoni, Chair of the
Secretary		Compensation Committee

State Automobile Mutual Insurance Company

/s/ John R. Lowther	By	/s/ Marsha P. Ryan
John R. Lowther		Marsha P. Ryan, Chair of the
Secretary		Nominating and Governance Committee

Executive

/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr.

Address for Notice Purposes: